Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Note	Jurisdiction
Maiden Holdings, Ltd.	(1)
Maiden Holdings North America, Ltd.		Delaware
Maiden Re Insurance Services, LLC	(2)	Delaware
Maiden Global Servicing Company, LLC	(2)	Delaware
Maiden Reinsurance Ltd.	(3)	Vermont
Genesis Legacy Solutions, LLC ("GLS")	(4)	Delaware
GLS Services Company	(5)	Delaware
Maiden Life Försäkrings AB		Sweden
Maiden General Försäkrings AB		Sweden
Regulatory Capital Limited		Ireland
Maiden Global Holdings Ltd.		England
Maiden Australia Holdings PTY Ltd.	(6)	Australia

(1)All subsidiaries are 100% wholly owned by Maiden Holdings, Ltd. unless otherwise noted.
(2)100% wholly owned subsidiary of Maiden Holdings North America, Ltd.
(3)Effective March 16, 2020, Maiden Reinsurance Ltd. is domiciled in Vermont, United States and became 100% wholly owned subsidiary by Maiden Holdings North America, Ltd.
(4)GLS was acquired by Maiden Reinsurance Ltd. on November 24, 2020.
(5)100% wholly owned subsidiary of GLS.
(6)100% wholly owned subsidiary of Maiden Global Holdings Ltd.